Exhibit 99.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Dated as of September 16, 2011

By and Between

Creative Vistas, Inc.

(“Seller”)

And

Cancable Holding Corp.

(“Company”)

And

Cancable and Dependable Hometech, LLC

(“Purchaser”)

7.	REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES		10
	7.1	Organization and Good Standing	10
	7.2	Subsidiaries	12
	7.3	Capitalization	12
	7.4	Financial Statements	14
	7.5	Company Indebtedness; Undisclosed Liabilities	14
	7.6	Litigation	15
	7.7	Tax Matters	15
	7.8	Absence of Certain Changes or Events	17
	7.9	ERISA	19
	7.10	Employment Matters	22
	7.11	Intellectual Property	23
	7.12	Compliance with Law	23
	7.13	Title to Assets	23
	7.14	No Brokers or Finders	24
	7.15	Certain Payments; Export Law Compliance	24
	7.16	No Misrepresentation	24

8.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
	8.1	Organization and Good Standing	24
	8.2	Authority Relative to Agreement; Effect of Agreement	24
	8.3	Absence of Conflict	24
	8.4	Litigation	25
	8.5	No Brokers or Finders	25

9.	FURTHER AGREEMENTS OF THE PARTIES		25
	9.1	Tax Matters	25
	9.2	Expenses	28
	9.3	Access and Cooperation Following the Closing	28
	9.4	Public Announcements	28

10.	INDEMNIFICATION AND RELATED MATTERS		29
	10.1	Indemnification.	29
	10.2	Survival of Representations, Warranties and Covenants	29
	10.3	Procedure with Respect to Indemnification Claims	29
	10.4	Limits on Indemnification	30
	10.5	Procedures with Respect to Third-Party Claims	30
	10.6	Calculation of Damages	31
	10.7	Exclusive Remedy	31

11.	MISCELLANEOUS		31
	11.1	Entire Agreement	31
	11.2	Further Assurances	31
	11.3	Governing Law; Waiver of Jury Trial; Consent to Jurisdiction	31
	11.4	Headings	32
	11.5	Notices	32
	11.6	Binding Effect; Assignment	34
	11.7	Counterparts; Signatures by Telecopy or PDF	35

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of September 16, 2011 (the “Agreement”), by and between Cancable and Dependable Hometech, LLC, a Delaware limited liability company (“Purchaser”), Creative Vistas, Inc., an Arizona corporation (“Seller”), and Cancable Holding Corp., a Delaware corporation (“Company”).  Capitalized terms used and not defined elsewhere in this Agreement have the respective meanings assigned to such terms in Appendix 1 hereto.

WITNESSETH

WHEREAS, Seller is the sole owner of all of the issued and outstanding shares of the common stock of the Company (the “Shares”); and

WHEREAS, Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, upon the terms and subject to the conditions set forth in this Agreement (the “Purchase”); and

WHEREAS, following the Purchase, Purchaser will be the sole shareholder of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.           THE ACQUISITION.

1.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, convey and transfer to Purchaser, the Shares, free and clear of all Encumbrances, in consideration of the Purchase Price.

1.2           Consideration.  In consideration of the sale, transfer and conveyance of the Shares by Seller to Purchaser, Purchaser shall pay to Seller the sum of One and 00/100 ($1.00) Dollar (the “Purchase Price”).

2.           THE CLOSING.

2.1           Place and Time.  The Closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey 07601 on September 16, 2011, but in no event later than September 19, 2011 (the “Closing Date”), or at such other place, date and time as the parties may agree in writing.

2.2           Deliveries by or on Behalf of Seller to Purchaser.  At the Closing, Seller shall deliver to Purchaser, or shall cause to be delivered to Purchaser, the following documents:

(a)           The Shares, together with an instrument of transfer duly executed by Seller transferring to Purchaser all of Seller’s right, title and interest in the Shares, free and clear of all Encumbrances;

(b)           the Seller Release;

(c)           the Torys Legal Opinion, the Local Counsel Opinion and the Fairness Opinion;

(d)           A certificate signed by the Chief Executive Officer and Secretary of the Seller, certifying that all matters requiring approval by the Board of Directors or the stockholders of Seller prior to the Closing in connection with this Agreement, the Seller Documents or the transactions contemplated hereby or thereby, including, without limitation, the execution, delivery and performance of this Agreement and the Seller Documents, have received the requisite approvals, accompanied by copies of the minutes, resolutions or consents supporting such certificate;

(e)           A certificate signed by the President and Secretary of the Company, certifying that all matters requiring approval by the Board of Directors or the stockholders of the Company prior to the Closing, including, without limitation, the execution, delivery and performance of this Agreement and any documents to be executed, delivered and performed by Company in connection herewith, have received the requisite approvals, copies of such minutes, resolutions or consents supporting such certificate being contained in the minute book of the Company located at the corporate office of Cancable Canada at 2321 Fairview Street, Suite 204, Burlington, Ontario, Canada L7R 2E3;

(f)           A certificate signed by the Chief Executive Officer and Secretary of Cancable Inc. (“Cancable Canada”), certifying that all matters requiring approval by the Board of Directors or the stockholders of Cancable Canada from the date that Cancable Canada was acquired by Seller (as an indirect Subsidiary) to the date hereof have received the requisite approvals, copies of such minutes, resolutions or consents supporting such certificate being contained in the minute book of Cancable Canada located at the corporate office of Cancable Canada at 2321 Fairview Street, Suite 204, Burlington, Ontario, Canada L7R 2E3;

(g)          a certificate signed by the Chief Executive Officer and Secretary of Seller certifying that the conditions set forth in Article 4 have been fulfilled;

(h)          a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(i)           certificates of good standing, dated not more than ten (10) days prior to the Closing Date, for the Company from the State of Delaware;

(j)           certificates of good standing or the equivalent, dated not more than ten (10) days prior to the Closing Date, for each of the Company Subsidiaries from the jurisdiction in which any such Company Subsidiary is incorporated and any jurisdiction in which any such Company Subsidiary is qualified to do business;

(k)          a certificate of the Secretary of Seller: (i) attaching a true and complete copy of Seller’s Certificate of Incorporation and By-Laws of Seller, in each case as amended to the Closing Date (collectively, the “Seller Organizational Documents”); (ii) attaching true and complete copies of all resolutions of the board of directors and stockholders of Seller adopted in connection with this Agreement, the Seller Documents or the transactions contemplated hereby or thereby; and (iii) setting forth the incumbency of its officers, including therein a signature specimen for each such officer executing this Agreement or any of the Seller Documents;

(l)           a certificate of the Secretary of the Company: (i) attaching a true and complete copy of the Company’s Certificate of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “Company Organizational Documents”); and (ii) setting forth the incumbency of its officers, including therein a signature specimen for each such officer executing this Agreement or any of the documents to be executed and delivered by the Company in connection herewith;

(m)         a certificate of the Secretary of Cancable Canada: (i) attaching a true and complete copy of such entity’s Articles of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “Cancable (Can) Organizational Documents”); and (ii) setting forth the incumbency of its officers;

(n)          a certificate of the Secretary of Cancable, Inc. (“Cancable US”): (i) attaching a true and complete copy of such entity’s Certificate of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “Cancable (US) Organizational Documents”); and (ii) setting forth the incumbency of its officers;

(o)          a certificate of the President of 2141306 Ontario Inc.: (i) attaching a true and complete copy of such entity’s Articles of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “2141306 Organizational Documents”); and (ii) setting forth the incumbency of its officers;

(p)          a certificate of the President and Chief Executive Officer of Cancable XL Inc.: (i) attaching a true and complete copy of such entity’s Articles of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “Cancable XL Organizational Documents”); and (ii) setting forth the incumbency of its officers;

(q)          a certificate of the President and Chief Executive Officer of XL Digital Services Inc.: (i) attaching a true and complete copy of such entity’s Articles of Incorporation and By-Laws, in each case as amended to the Closing Date (collectively, the “XL Digital Services Organizational Documents” and together with the Cancable (Can) Organizational Documents, the Cancable (US) Organizational Documents, the 2141306 Organizational Documents and the Cancable XL Organizational Documents, the “Company Subsidiaries Organizational Documents”); and (ii) setting forth the incumbency of its officers;

(r)           a duly executed resignation, dated as of the Closing Date, of Sayan Navaratnam;

(s)          a duly executed Debt Assumption Agreement evidencing the Company Debt Assignment;

(t)           a duly executed Receivables Assumption Agreement evidencing the Company Receivables Assumption; and

(u)          the documents contemplated by Article 4, to the extent not previously delivered to Purchaser.

2.3          Deliveries by or on Behalf of Purchaser to Seller.  At the Closing, Purchaser shall pay the Purchase Price to Seller.

2.4          Deliveries by or on Behalf of the Company to Seller.  At the Closing, the Company shall deliver to Seller:

(a)          a duly executed Debt Assumption Agreement evidencing the Company Debt Assignment; and

(b)          a duly executed Receivables Assumption Agreement evidencing the Company Receivables Assumption.

3.           COVENANTS OF SELLER AND THE COMPANY.  Each of Seller and the Company hereby covenants to Purchaser as follows:

3.1          Actions Before Closing.  Each of Seller and the Company shall use its best efforts to perform and satisfy all conditions to Purchaser’s obligations to consummate the transactions contemplated hereunder that are to be performed or satisfied by each of Seller, the Company or their respective Affiliates at or prior to Closing.

3.2          Company Debt Assumption.  At or prior to Closing, the Company shall assume and agree to pay, perform, fulfill and discharge any and all liabilities and obligations of Seller to Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and PSource Structured Debt (collectively, the “Valens Group”) under the documents set forth in Schedule 3.2 outstanding as of the date of such assumption (the “Company Debt Assumption”) by execution and delivery of the Assignment and Assumption Agreement in the form of Exhibit “A” (the “Debt Assumption Agreement”).

3.3          Company Receivable Assumption.  At or prior to Closing, the Company shall assume from Seller all of Seller’s right, title and interest in and to the following intercompany receivables (the “Company Receivables Assumption”): (i) One Million Nine Hundred Seventy Thousand and 00/100 ($1,970,000) Dollars due from Cancable US; (ii) One Million One Hundred Thirty-Three Thousand Five Hundred Fifty-Six and 00/100 ($1,133,556) Dollars due from Cancable Canada; (iii) accrued but unpaid interest with respect to items (i) and (ii), in the aggregate amount, as of August 31, 2011, of Nine Hundred Three Thousand Four Hundred Forty-Nine and 00/100 ($903,449) Dollars; and (iv) Seven Hundred Eighty-Seven Thousand Two Hundred Sixty-Five and 00/100 (CAN$787,265) Dollars due from Cancable Canada, which amount was previously owed to A.C. Technical Systems Ltd. as a management fee, which Company Receivables Assumption shall be effected by execution and delivery of the Assignment and Assumption Agreement in the form of Exhibit “B” (the “Receivables Assumption Agreement”).

4.           CONDITIONS TO PURCHASER’S OBLIGATIONS.  The obligations of Purchaser to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser:

4.1          No Injunction.  There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the transactions contemplated hereunder, or that will require any material divestiture by Purchaser as a result of Purchaser’s acquisition of the Shares.

4.2          Representations, Warranties and Agreements.

(a)           The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (except in each case for those representations and warranties qualified as to material, materiality, Material Adverse Change or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent that any representation and warranty expressly speaks solely as of a date earlier than the Closing Date, in which case such representation and warranty shall speak solely as of such earlier date); and

(b)           Seller and the Company shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by Seller and the Company prior to or at the Closing (except in each case for those agreements that are qualified as to material, materiality, Material Adverse Change or similar expressions, which shall have been performed or complied with in all respects).

4.3          Litigation.  No action or proceeding shall have been instituted by any Governmental Body and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the transaction contemplated hereunder or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any of the transactions contemplated hereunder; nor shall any Governmental Body have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the transactions contemplated hereunder would constitute a violation of the Laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the transactions contemplated hereunder or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Body shall have withdrawn such notice and abandoned such action or proceeding.

4.4          Company Debt Assumption.  The Company shall have undertaken, or Seller shall have caused the Company to undertake, the Company Debt Assumption.  The Company shall deliver, or Seller shall cause the Company to deliver, the Assumption Agreement to Seller at Closing.

4.5          Company Receivables Assumption.  The Company shall have undertaken, or Seller shall have caused the Company to undertake, the Company Receivables Assumption.  The Company shall deliver, or Seller shall cause the Company to deliver, the Receivables Assumption Agreement to Seller at Closing.

4.6          Opinion Letter of Seller’s Counsel.  Torys LLP shall have delivered to Purchaser the duly executed opinion letter (the “Torys Legal Opinion”), in the form of Exhibit “C” and Snell & Wilmer L.L.P. shall have delivered to Purchaser the duly executed opinion letter (the “Local Counsel Opinion”), in the form of Exhibit “D”.

4.7          Officer’s Certificate of Seller.  A certificate signed by the Chief Executive Officer and Secretary of Seller, certifying that all matters requiring approval by the Board of Directors or the stockholders of Seller prior to the Closing in connection with this Agreement, the Seller Documents or the transactions contemplated hereby or thereby, including, without limitation, the execution, delivery and performance of this Agreement and the Seller Documents, have received the requisite approvals, accompanied by copies of the minutes, resolutions or consents supporting such certificate.

4.8          Officer’s Certificate of the Company.  A certificate signed by the President and Secretary of the Company, certifying that all matters requiring approval by the Board of Directors or the stockholder of the Company, including, without limitation, the execution, delivery and performance of this Agreement and any documents to be executed, delivered and performed by the Company in connection herewith, prior to the Closing have received the requisite approvals, copies of such minutes, resolutions or consents supporting such certificate being contained in the minute book of the Company located at the corporate office of Cancable Canada at 2321 Fairview Street, Suite 204, Burlington, Ontario, Canada L7R 2E3.

4.9          Officer’s Certificate of Cancable Canada.  A certificate signed by the Chief Executive Officer and Secretary of Cancable Canada, certifying that all matters requiring approval by the Board of Directors or the stockholder of Cancable Canada from the date that Cancable Canada was acquired by Seller (as an indirect Subsidiary) to the date hereof have received the requisite approvals, copies of such minutes, resolutions or consents supporting such certificate being contained in the minute book of Cancable Canada located at the corporate office of Cancable Canada at 2321 Fairview Street, Suite 204, Burlington, Ontario, Canada L7R 2E3.

4.10        Seller Release.  Seller shall have delivered to Purchaser a general release of any and all claims against the Company and its Affiliates, except with respect to claims first arising under this Agreement or any document delivered in connection therewith, in form and substance reasonably satisfactory to Purchaser and its counsel (the “Seller Release”).

4.11        Fairness Opinion.  Seller shall have delivered to Purchaser a duly executed Fairness Opinion of an independent investment bank in form and substance reasonably satisfactory to Purchaser (the “Fairness Opinion”).

5.           CONDITIONS TO SELLER’S OBLIGATIONS.  The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

5.1          No Injunction.  There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the transactions contemplated hereunder.

5.2          Representations, Warranties and Agreements.

(a)           The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects (except in each case for those representations and warranties qualified as to material, materiality or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a date earlier than the Closing Date, in which case such representation and warranty shall speak solely as of such earlier date); and

(b)           Purchaser shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing (except that those agreements which are qualified as to material, materiality or similar expressions shall have been performed or complied with in all respects).

5.3          Litigation.  No action or proceeding shall have been instituted by any Governmental Body and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the transactions contemplated hereunder or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any or all of the transactions contemplated hereunder; nor shall any Governmental Body have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the transactions contemplated hereunder would constitute a violation of the Laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the transactions contemplated hereunder or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Body shall have withdrawn such notice and abandoned such action or proceeding.

6.           REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER.  Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, that:

6.1          Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  Neither the location of its property nor the conduct of its business requires Seller to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not have a material adverse effect on the business, properties or results of operations of Seller.  True and complete copies of the Seller Organizational Documents, as amended to the Closing Date, have been or will be delivered to Purchaser at or prior to Closing.

6.2          Authority Relative to Contemplated Transactions; Effect of Agreement.  All corporate action of Seller necessary for the authorization, execution and delivery of this Agreement and all documents to be executed and/or delivered by Seller hereunder (the “Seller Documents”) and the performance of all obligations of Seller hereunder and thereunder has been taken or will be taken prior to the Closing.  The execution, performance and delivery by Seller of this Agreement and the Seller Documents constitute valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

6.3          Absence of Conflict.  Except as set forth in Schedule 6.3, neither the execution and delivery by Seller of this Agreement or any of the Seller Documents, nor the consummation by Seller of the transactions contemplated hereunder or thereunder (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which Seller is a party or by which Seller’s properties or assets are bound; or (b) violates any Laws applicable to Seller, or (c) results in the creation of any Encumbrance upon any properties or assets of Seller under any agreement or commitment of any kind or character to which Seller is a party or by which Seller’s properties or assets are bound; or (d) constitutes or results in a breach or violation of or default under the Seller Organizational Documents.

6.4          Consents.  Seller is not required to obtain any consent, approval or authorization of, or make any declaration, filing and registrations with, any Governmental Body or other Person (including its shareholders) in connection with the execution, delivery and performance by Seller of this Agreement or any Seller Document or the consummation of the transactions contemplated hereby or thereby, except for consents, approvals or authorizations which have been duly obtained or post-Closing filings which must be made under applicable securities Laws.

6.5          Title to Shares.  Seller has good and valid title, beneficially and of records, to the Shares and owns such Shares free and clear of all Encumbrances.  The deliver to Purchaser of the certificates or other instruments or agreements representing the Shares in accordance with this Agreement will transfer to Purchaser record and beneficial ownership of the Shares, free and clear of all Encumbrances.  No options, warrants, rights, contracts, subscriptions, commitments or undertaking of any kind have or will be granted by Seller which relate to the purchase or sale of any of the Shares or other securities of the Company that may be acquired by Seller.

7.           REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES.  Seller hereby represents and warrants to Purchaser and the Company, as of the date hereof and as of the Closing Date, that:

7.1          Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Neither the location of its property nor the conduct of its business requires the Company to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the Company Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(b)           Cancable Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.  Neither the location of its property nor the conduct of its business requires Cancable Canada to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the Cancable (Can) Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(c)           Cancable US is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Cancable US is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of North Carolina.  Neither the location of its property nor the conduct of its business requires Cancable US to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the Cancable (US) Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(d)           2141306 Ontario Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.  Neither the location of its property nor the conduct of its business requires 2141306 Ontario Inc. to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the 2141306 Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(e)           Cancable XL Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.  Neither the location of its property nor the conduct of its business requires Cancable XL Inc. to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the Cancable XL Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(f)           XL Digital Services Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.  Neither the location of its property nor the conduct of its business requires XL Digital Services Inc. to be qualified to do business as a foreign corporation in any other state or jurisdiction, except where the failure to be so qualified would not result in a Material Adverse Change.  True and complete copies of the XL Digital Services Organizational Documents have been or will be delivered to Purchaser at or prior to Closing.

(g)           The name of each director and each officer of the Company and each of the Company Subsidiaries and the position held by each such person are listed on Schedule 7.1(c).

(h)           All minute books, stock ledgers and similar corporate records, and corporate seals of the Company and the Company Subsidiaries are located at the corporate offices of Cancable Canada at 2321 Fairview Street, Suite 204, Burlington, Ontario, Canada L7R 2E3.

7.2          Subsidiaries.

(a)           The Company does not have and has never had any Subsidiary, except as follows:  (i) the Company is the sole shareholder of Cancable Canada, an Ontario corporation; (ii) Cancable Canada is the sole shareholder of Cancable US, a Nevada corporation, 2141306 Ontario Inc., an Ontario corporation, and Cancable XL Inc., an Ontario corporation; and (iii) Cancable XL Inc. is the sole shareholder of XL Digital Services Inc., an Ontario corporation.  Except as set forth in the preceding sentence, the Company does not own or hold, beneficially or of record, any shares of stock or any other equity security or interest in any other Person or any right to acquire any such equity security or interest.

(b)           Cancable Canada does not have and has never had any Subsidiary, except as follows:  (i) Cancable Canada is the sole shareholder of Cancable US, a Nevada corporation, 2141306 Ontario Inc., an Ontario corporation, and Cancable XL Inc., an Ontario corporation; and (ii) Cancable XL Inc. is the sole shareholder of XL Digital Services Inc., an Ontario corporation.  Except as set forth in the preceding sentence, Cancable Canada does not own or hold, beneficially or of record, any shares of stock or any other equity security or interest in any other Person or any right to acquire any such equity security or interest.

(c)           Cancable US does not have and has never had any Subsidiary.

(d)           2141306 Ontario Inc. does not have and has never had any Subsidiary.

(e)           Cancable XL Inc. does not have and has never had any Subsidiary, except Cancable XL Inc. is the sole shareholder of XL Digital Services Inc., an Ontario corporation.

(f)           XL Digital Services Inc. does not have and has never had any Subsidiary.

7.3          Capitalization.

(a)           The authorized capital securities of the Company consist, and will consist immediately prior to Closing, of one thousand (1,000) shares of common stock, all of which have been duly authorized, fifty-one (51) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company.  There are no voting agreements or voting trusts between or among any Person or Persons relating to the Company or the common stock of the Company or the capital securities of the Company.

(b)           The authorized capital stock of Cancable Canada consists, and will consist immediately prior to Closing, of an unlimited number of Class A Preference Shares and an unlimited number of common shares, thirty-five million four hundred fifty-one thousand two hundred ninety-one (35,451,291) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Cancable Canada  There are no voting agreements or voting trusts between or among any Person or Persons relating to Cancable Canada or the common shares of Cancable Canada or the capital securities of Cancable Canada.

(c)           The authorized capital securities of Cancable US consist, and will consist immediately prior to Closing, of twenty-five thousand (25,000) shares of common stock, all of which have been duly authorized, twenty-five thousand (25,000) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Cancable US.  There are no voting agreements or voting trusts between or among any Person or Persons relating to Cancable US or the common stock of Cancable US or the capital securities of Cancable US.

(d)           The authorized capital stock of 2141306 Ontario Inc. consists, and will consist immediately prior to Closing, of an unlimited number of common shares, one hundred (100) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of 2141306 Ontario Inc.  There are no voting agreements or voting trusts between or among any Person or Persons relating to 2141306 Ontario Inc. or the common shares of 2141306 Ontario Inc. or the capital securities of 2141306 Ontario Inc.

(e)           The authorized capital stock of Cancable XL Inc. consists, and will consist immediately prior to Closing, of an unlimited number of common shares, one hundred (100) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Cancable XL Inc.  There are no voting agreements or voting trusts between or among any Person or Persons relating to Cancable XL Inc. or the common shares of Cancable XL Inc. or the capital securities of Cancable XL Inc.

(f)           The authorized capital stock of XL Digital Services Inc. consist, and will consist immediately prior to Closing, of an unlimited number of common shares, one thousand (1,000) shares of which have been validly issued and are outstanding, fully paid and nonassessable, none of which are subject to preemptive rights.  There are no outstanding subscriptions, options, rights, warrants, preemptive rights, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of XL Digital Services Inc.  There are no voting agreements or voting trusts between or among any Person or Persons relating to XL Digital Services Inc. or the common shares of XL Digital Services Inc. or the capital securities of XL Digital Services Inc.

7.4          Financial Statements.  Attached as Schedule 7.4 are true and complete copies of (i) the audited consolidated balance sheets of Cancable Canada and the other Company Subsidiaries as at December 31, 2009 and December 31, 2010 and the related audited consolidated statements of operations and cash flows for the years ended December 31, 2009 and December 31, 2010, together with any notes thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Cancable Canada and the other Company Subsidiaries as at June 30, 2011 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the 6-month period then ended (collectively with the Interim Balance Sheet, the “Interim Financial Statements”).  The Audited Financial Statements and (except as provided below) the Interim Financial Statements have each been prepared in accordance with GAAP consistently applied throughout the periods indicated, and present in all material respects the financial position of Cancable Canada and the other Company Subsidiaries on a consolidated basis as at the respective dates thereof and for the periods therein referred to.  The Interim Financial Statements do not include the type of notes that would customarily be included in audited annual financial statements prepared in accordance with GAAP.  In addition, the Interim Financial Statements do not include and reflect all normal year-end adjustments, none of which are material.  The reserves and unencumbered (except for any Encumbrances in favor of the Valens Group) assets shown on the Closing Date Balance Sheet will be sufficient to satisfy in full Cancable Canada’s and the other Company Subsidiaries’ contingent obligations and liabilities as of the Closing Date.  The Company has no assets or activities other than owning the common stock of Cancable Canada.

7.5          Company Indebtedness; Undisclosed Liabilities.

(a)           All Company Indebtedness as of the date of this Agreement and the amount thereof, by item, is described in reasonable detail on Schedule 7.5(a).  The Company has provided Purchaser, and has caused the Company Subsidiaries to provide Purchaser, with true and complete copies of all documentation that underlies any such Company Indebtedness.

(b)           The Company and the Company Subsidiaries have no liabilities (whether absolute, accrued or contingent and whether due or to become due), and there is no reasonable basis for the assertion of any liability, except (i) as and to the extent disclosed or reserved against in the Interim Financial Statements, (ii) for liabilities incurred in the ordinary course of business after the date of the Interim Financial Statements, (iii) as disclosed in the notes to the Audited Financial Statements or set forth in any schedule to this Agreement, or (iv) for liabilities which, individually or in the aggregate, do not exceed $10,000.

(c)           The Company and the Company Subsidiaries have no liabilities arising from or relating to any existing claims for any breach or default by Cancable Canada under that certain Software Sub-Licensing Agreement between Cancable Canada and OSS-View Inc., dated April 1, 2011, nor, to the knowledge of Seller, is there any basis for any claim or breach of default of such Software Sub-Licensing Agreement by Cancable Canada.

7.6          Litigation.  Except as set forth in Schedule 7.6, there are no Proceedings pending or, to the Knowledge of Seller, threatened by or against the Company, the Company Subsidiaries or any of their respective businesses or assets.  The maximum exposure to the Company and the Company Subsidiaries with respect to any Proceedings set forth in Schedule 7.6 or other Schedule to this Agreement is less than Two Hundred Thousand and 00/100 ($200,000) Dollars.  There are no existing orders, writs, injunctions or decrees of any court or other Governmental Body or arbitration awards against the Company, the Company Subsidiaries or their respective businesses or assets.

7.7          Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of the Company and the Company Subsidiaries have been timely filed (taking account of extensions) in accordance with the Laws and administrative requirements of each Taxing Authority.  All such Tax Returns are true, correct and complete in all material respects.

(b)           Schedule 7.7(b) lists all Tax Returns filed with respect to the Company and the Company Subsidiaries since January 1, 2010.  Schedule 7.7(b) describes all adjustments to Tax Returns filed by or on behalf of the Company and the Company Subsidiaries that have been proposed by any representative of any Taxing Authority in currently pending Tax audits, and the resulting Taxes, if any, proposed to be assessed, any claims for refund of any Tax which the Company or the Company Subsidiaries have filed and any written notification received by the Company or the Company Subsidiaries of any proposed audits, adjustments or examinations relating to Taxes.  All deficiencies proposed (plus interest, penalties and additions to tax that are proposed to be assessed thereon, if any) as a result of such examinations have been reserved against.

(c)           The Company or the Company Subsidiaries are not a party to any action, suit, audit, proceeding or investigation by any Taxing Authority for the collection or assessment of Taxes against it and no suit, audit, proceeding or investigation (including a notice indicating an intent to open an audit or other review related to Tax matters, a request for information relating to Tax matters, or a notice of deficiency or proposed adjustment for any amount of Tax) by any Taxing Authority for the collection or assessment of Taxes is pending or, to the Knowledge of the Seller, threatened against the Company or the Company Subsidiaries.

(d)           All Taxes due or required to be collected and owing by the Company and the Company Subsidiaries (as shown on any Tax Return) have been timely paid, collected and remitted.  There are no Encumbrances other than Permitted Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or the Company Subsidiaries (except for Taxes not yet due or payable).

(e)           Other than this Agreement, the Company or the Company Subsidiaries are not a party to any existing Tax allocation, indemnification, sharing or similar agreement.

(f)           The Company or the Company Subsidiaries have not (i) applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the Company or the Company Subsidiaries for periods (or portions of periods) beginning after the Closing Date, (ii) entered into a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provisions of state, local or foreign Tax law) with any Taxing Authority which could affect the computation of Tax liability of the Company or the Company Subsidiaries for periods (or portions of periods) beginning after the Closing Date, or (iii) made any payments, or been a party to an agreement (including this Agreement) that could obligate it to make payments that will not be deductible because of Section 280G of the Code as a result of the transactions contemplated hereunder.

(g)           The Company or the Company Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) requirement under Section 951 of the Code to include in income amounts earned on or before the Closing Date, or (vi) an election described in Code Section 108(i) (or any corresponding or similar provisions of state, local or foreign law).

(h)           To the Knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

(i)           The Company and the Company Subsidiaries (i) have timely withheld from any employee, customer, independent contractor, creditor, stockholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable Laws, (ii) have remitted such withheld amounts required to be remitted to the appropriate Taxing Authority, (iii) have properly and timely filed and distributed all forms as required by applicable Laws and (iv) have properly completed sales and use tax exemption certificates for all exempt transactions.

(j)           The Company Subsidiaries  have never been a member of an Affiliated Group filing a consolidated federal income Tax Return.  The Company and the Company Subsidiaries have no liability for the Taxes of any Person (other than the Company and the Company Subsidiaries, respectively) under Treasury Regulation Section 1.1502-6 (or any comparable provision of foreign, state or local law), as a transferee or successor, by contract or otherwise.

(k)           The Company and the Company Subsidiaries have never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)           The aggregate unpaid Taxes of the Company and the Company Subsidiaries (a) did not, as of December 31, 2010, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company and the Company Subsidiaries balance sheet as of December 31, 2010 and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of each of the Company and the Company Subsidiaries in filing its Tax Returns.  Since December 31, 2010, the Company and the Company Subsidiaries have not incurred any Taxes other than Taxes resulting from the operations in the ordinary course of business consistent with past practice and custom.

(m)           The Company and the Company Subsidiaries have not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was proposed or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n)           The Company and the Company Subsidiaries have not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(o)           There are no agreements, waivers or other arrangements providing for any extension of time with respect to (i) the filing of any tax or information return or the payment or collection of any Taxes by the Company and each of the Company Subsidiaries, or (ii) the period for any assessment or reassessment of Taxes, or (iii) any tax deficiency, assessment or reassessment with respect to the Company and each of the Company Subsidiaries.

(p)           Except as disclosed in Schedule 7.7(p), none of the Company or the Company Subsidiaries has, prior to the date hereof: (i) acquired or had the use of any property from a person with whom it was not dealing at arm’s length; or (ii) disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than the fair market value of it.

(q)           Each of the Canadian Subsidiaries has complied with Part XVI.1 of the ITA.

(r)           No Taxing Authority has applied any of Sections 55 or 245 of the ITA to one or more transactions in which any of the Canadian Subsidiaries was involved or to which any of the Canadian Subsidiaries was a party.

(s)           None of the Canadian Subsidiaries has at any time been subject to the application of any of Sections 78, 79, 79.1, 80 to 80.04 or 160 of the ITA and no circumstances currently exist that have a material likelihood of resulting in the application of any such provisions to any of the Canadian Subsidiaries in the future.

7.8          Absence of Certain Changes or Events.  Except as contemplated by this Agreement or as set forth in Schedule 7.8, since the date of the Audited Financial Statements, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, since December 31, 2010:

(a)           there has not been any change in the Company’s or in the Company Subsidiaries’ authorized or issued capital stock, any grant of any option or right to purchase shares of capital stock of the Company or the Company Subsidiaries; any issuance of any security convertible into such capital stock; any grant of any registration rights with respect to such stock or units; any purchase, redemption, retirement, or other acquisition by the Company or by the Company Subsidiaries of any shares of its capital stock; any dividend or other distribution declared, set aside, made or paid with respect to the Company’s or the Company Subsidiaries’ capital stock;

(b)          there has not been any amendment to any of the Company Organizational Documents or Company Subsidiaries Organizational Documents;

(c)           the Company or the Company Subsidiaries have not (i) incurred or assumed any Company Indebtedness (other than Company Indebtedness described on Schedule 7.5(a)), (ii) issued any debt securities, or (iii) assumed or guaranteed or otherwise become responsible for any indebtedness of any Person;

(d)          the Company or the Company Subsidiaries have not made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;

(e)           the Company or the Company Subsidiaries have not canceled or compromised any material debt or claim, or waived or released any material right of value other than in the ordinary course of business;

(f)           the Company or the Company Subsidiaries have not created any Encumbrances on any of their assets, other than Permitted Encumbrances;

(g)          the Company or the Company Subsidiaries have not sold, assigned or transferred any of their assets except sales of inventory and sales of obsolete or worn out equipment in the ordinary course of business.  The Company or the Company Subsidiaries have not suffered any casualty or destruction (whether or not covered by insurance) to their assets, business, properties, results of operation or condition (financial or otherwise) which has or will reasonably be expected to result in a Material Adverse Change;

(h)          the Company or the Company Subsidiaries have not (i) made or amended any Tax election or took any position or adopted any method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable law or the Code; (ii) entered into any settlement or compromise of any Tax liability or audit; (iii) filed any amended Tax Returns that would result in a change in Tax liability, taxable income or loss to the Company or the Company Subsidiaries; (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any Tax liability or filed a request for a Tax ruling, determination letter or other written or oral advice from a Tax authority; (vi) surrendered any right to claim a Tax refund or credit, offset or other reduction in Tax liability; or (vii) gave or requested any waiver of a statute of limitations with respect to any Tax Return, claim or assessment.

(i)           the Company or the Company Subsidiaries have not made any material change in any method of accounting or any material change in depreciation, amortization or inventory valuation policies or rates theretofore listed or adopted, other than any such changes required by GAAP;

(j)           the Company and the Company Subsidiaries have conducted their respective cash management customs and practices (including the timing and collection of receivables and payment of payables and other current liabilities) and maintained their respective books and records in the usual and ordinary course of business consistent with past custom and practice;

(k)           the Company and the Company Subsidiaries (i) have conducted their respective businesses only in the ordinary course of business, (ii) have maintained their respective working capital at a level sufficient for the operation of their respective businesses in the ordinary course and (iii) since December 31, 2010, have used their respective reasonable best efforts to maintain good relations and good will with clients, customers, landlords, employees, agents and others having business relationships with the Company or the Company Subsidiaries, in each case consistent with past custom and practice;

(l)           the Company and the Company Subsidiaries have not (i) increased the compensation or benefits payable to any director or officer of the Company or the Company Subsidiaries, or, other than in the ordinary course of business, any other employee of the Company or the Company Subsidiaries; (ii) entered into any severance, deferred compensation, bonus, incentive, profit-sharing or other agreement (or amended any such existing agreement to increase benefits thereunder) with any director, officer or employee of the Company or the Company Subsidiaries or amended any generally applicable severance or termination policy to increase benefits thereunder; or (iii) permitted any director, officer or employee of the Company or the Company Subsidiaries who was not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan, other than, in the case of clauses (i) through (iii), pursuant to a pre-existing agreement or Benefit Plan or as required by applicable law; and

(m)          the Company and the Company Subsidiaries have not entered into any agreement or made any commitment to take any of the types of actions described in any of Section 7.8(a) through and including Section 7.8(l) set forth above.

7.9          ERISA.

(a)           Schedule 7.9(a) sets forth a true and complete list of (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA and (iii) each other incentive compensation, bonus, share option, share purchase, equity, severance pay, unemployment benefit, vacation pay, health, life, disability or other insurance, Section 125 cafeteria, fringe benefit or other employee benefit plan, program, agreement, arrangement or commitment, written or oral, subject to ERISA or not, maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiaries at any time for the benefit of any employee or former employee or director of the Company or any Company Subsidiaries (and their eligible dependents and beneficiaries) (collectively, the “Benefit Plans”), in each case, as of the date of this Agreement.  The Company and the Company Subsidiaries have no liabilities or obligations arising from or relating to the Company and the Company Subsidiaries being part a controlled group or affiliated service group with, or under common control with, any other entity for purposes of Section 414 of the Code.

(b)           The Company has delivered to Purchaser true and complete copies of:  (i) each written Benefit Plan, as amended to the Closing Date, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the two most recent plan years, to the extent applicable; (ii) each funding vehicle and any amendments thereto with respect to each Benefit Plan, to the extent applicable; (iii) the most recent and any other material determination letter, ruling or notice (or application for such a letter, ruling or notice) issued by any Governmental Body with respect to any Benefit Plan; (iv) the Form 5500 Annual Report and all schedules and attachments (or evidence of any applicable exemption) and any other report filed with any Governmental Body (including all schedules and attachments) for the two most recent plan years to the extent such forms are required for any Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto that relates to any Benefit Plan; and (vi) each other document, explanation or communication that describes any relevant aspect of any Benefit Plan that is not disclosed in previously delivered materials.  A description of any unwritten Benefit Plan, including a description of any material terms of such plan, is set forth in Schedule 7.9(b).

(c)           The Company and each of the Company Subsidiaries have performed and complied with all of their respective material obligations under or with respect to the Benefit Plans in compliance with Laws, and each Benefit Plan has been operated in accordance with its terms and with Law, including but not limited to the Code and ERISA and all reporting and disclosure obligations thereunder.  All amendments to each Benefit Plan have been timely made as required by applicable legislation and regulatory guidance.  All contributions (including all employer contributions and employee salary reduction contributions) have been timely made to each applicable Benefit Plan.

(d)           Each Benefit Plan that is intended to satisfy the requirements of Section 401(a) of the Code or a registered plan under the ITA (each, a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service or correspondence from the relevant Governmental Body to the effect that such Benefit Plan complies with Section 401(a) of the Code or the relevant provisions of the ITA, as the case may be and the related trust agreement complies with Section 501(a) of the Code or the relevant provisions of the ITA, as the case may be.  Except for amendments for which the “remedial amendment period” (within the meaning of Section 401(b) of the Code) has not expired, all amendments to any Qualified Benefit Plan either are covered by a favorable determination letter or are the subject of a pending determination letter request that was filed before the end of the applicable remedial amendment period. No amendments have been made to any Benefit Plan that would cause such plan to cease to be a Qualified Benefit Plan.

(e)           None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) or Section 4001 of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and the Company or any of the Company Subsidiaries has not maintained, been required to contribute to, been required to pay any amount with respect to or otherwise had any liability with respect to any such plan at any time.  None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and the Company or any of the Company Subsidiaries has not maintained, been required to contribute to, been required to pay any amount with respect to or otherwise had any liability with respect to any such plan at any time.

(f)           Except as set forth in Schedule 7.9(f), no Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company or any of the Company Subsidiaries, or the spouses or dependents of any of the foregoing (except for continued group health plan coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”)).  The Company and the Company Subsidiaries have no liability or obligation to pay or reimburse any Person for post-employment health care continuation coverage or other health care costs.

(g)           No Proceeding is pending, or to the Knowledge of Seller, threatened with respect to any Benefit Plan or the assets thereof (other than routine claims for benefits), and to the Knowledge of Seller, there are no facts that could reasonably give rise to any liability or Proceeding against any Benefit Plan or the assets thereof.

(h)           Each Benefit Plan may be amended, terminated, modified or otherwise revised by the Company or the Company Subsidiaries, on or after the Closing Date, without increased liability to the Company or the Company Subsidiaries for benefits, except as otherwise set forth in such Benefit Plan or in connection with negotiations of any Benefit Plans.

(i)           Except as set forth in Schedule 7.9(i), no Benefit Plan or any other agreement, program, policy or other arrangement by or to which either the Company or any of the Company Subsidiaries is bound or otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated hereunder or any subsequent termination of employment, regardless of whether such payment, transfer or other consideration could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  No amount described on Schedule 7.9(i) will fail to be deductible by the Company or the Company Subsidiaries under Section 280G of the Code or other applicable Law or subject to an excise or other tax under Section 4999 of the Code or other applicable Law.

(j)           No Person:  (i) has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Benefit Plan; (ii) has breached a fiduciary obligation with respect to any Benefit Plan; or (iii) otherwise has any other liability for any failure to act or comply with any Benefit Plan terms or applicable Law in connection with the administration or the investment of the assets of any such plan.

(k)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has at all times been (i) to the Knowledge of Seller, administered in compliance with the requirements of Section 409A of the Code and (ii) in a written form that complies with the requirements of Section 409A of the Code, such that the additional tax described in Section 409A(a)(1)(B) of the Code could not reasonably be expected to be assessed against a participant in such Benefit Plan in relation to his or her benefits thereunder.

7.10        Employment Matters.

(a)           Except as set forth in Schedule 7.10(a), no employee of the Company or the Company Subsidiaries is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act, 1997 (Ontario).  Neither the Company nor the Company Subsidiaries have any obligation to make any severance or termination payment to any employee in excess of any amount payable under common law principles or the provisions of the Employment Standards Act (Ontario).

(b)           Except as set forth in Schedule 7.10(b), neither the Company nor the Company Subsidiaries are a party to or bound by, either directly or by operation of applicable Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labor union, trade union or employee organization or group which qualifies as a trade union in respect of or affecting employees or independent contractors nor, to the Knowledge of Seller, is the Company or the Company Subsidiaries subject to any union organization effort.

(c)           Each person retained by or who provides services to the Company or the Company Subsidiaries as an independent contractor is in fact an independent contractor and not an employee.

(d)           Neither the Company nor the Company Subsidiaries have paid nor will they be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business in accordance with current compensation levels and practices as a result of the transactions contemplated by this Agreement or otherwise.

(e)           The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labor relations, pay equity and workers’ compensation.

(f)           All current assessments under the Workplace Safety and Insurance Act, 1997 (Ontario) that relate to either the Company or the Company Subsidiaries have been paid or accrued, and neither the Company nor the Company Subsidiaries have been subject to any specialty or penalty assessment with respect to the business of the Company and the Company Subsidiaries under such legislation which has not been paid.

(g)           There are no outstanding inspection orders made under the Occupational Health and Safety Act (Ontario) relating to the Company or the Company Subsidiaries.  The Company and the Company Subsidiaries are operating in compliance with all occupational health and safety laws, including the Workplace Hazardous Materials Information System (WHMIS).  There are no pending or, to the Knowledge of Seller, threatened charges against the Company or the Company Subsidiaries under occupational health and safety laws.  There have been no fatal or critical accidents which have occurred in the course of the operation of the business of the Company or the Company Subsidiaries which might lead to charges under the Occupational Health and Safety Act (Ontario).  There are no materials present in the business of the Company or the Company Subsidiaries, exposure to which may result in an occupational disease as defined in the Workplace Safety and Insurance Act, 1997 (Ontario).  The Company and the Company Subsidiaries have complied in all respects with any orders issued under occupational health and safety laws.

(h)           None of the employees of the Company or the Company Subsidiaries is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.

7.11        Intellectual Property.  Neither the Company nor the Company Subsidiaries is infringing upon or misappropriating any patent, trade mark, trade name, copyright, proprietary or similar right, domestic or foreign, of any other person, firm or corporation.  Schedule 7.11 includes a list (including, where applicable, applications for registration and registration particulars) of all registered service marks, registered copyrights, trade names, industrial designs, trade marks, and patents, both domestic and foreign, which are owned or used by the Company and the Company Subsidiaries in connection with the business of the Company and the Company Subsidiaries (the “Intellectual Property”).  Except for Intellectual Property that is licensed by the Company or the Company Subsidiaries, in which case the Company or the Company Subsidiaries, as the case may be, are the licensee thereof, the Company or Company Subsidiaries, as the case may be, own all right, title and interest in and to the Intellectual Property free and clear of all Encumbrances except Permitted Encumbrances.  The Company or Company Subsidiaries, as the case may be, have the sole and exclusive right to use the Intellectual Property and the Intellectual Property is in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto.  There are no royalty payments or license fees payable to or by the Company or the Company Subsidiaries nor any license, registered user or other agreements in respect thereof.  To the Knowledge of the Seller, there are no infringements, misappropriations or passing off related to, or other interference with, such Intellectual Property by third parties.

7.12        Compliance with Law.  The Company and each of the Company Subsidiaries (i) are currently and have been conducting its business in all material respects in accordance with all laws and regulations of all Governmental Bodies applicable to it or its business, properties, assets and operations (collectively, the “Laws”), and (ii) have not received any written notification from any Governmental Body of and, to the Knowledge of Seller, there is no basis for any asserted present or past failure by such company to comply with any such Laws which have not been completely cured.

7.13        Title to Assets.  Except as set forth in Schedule 7.13 and except for Encumbrances related to the obligations of the Company and the Company Subsidiaries to the Valens Group and to the Royal Bank of Canada, the Company and the Company Subsidiaries have good and valid title to all of the assets (other than leased vehicles) shown on the balance sheet of the Company and the Company Subsidiaries, free and clear of all Encumbrances except Permitted Encumbrances.

7.14        No Brokers or Finders.  Neither Seller nor the Company has employed any investment banker, broker or finder or incurred any liability for any investment banking, brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereunder.

7.15        Certain Payments; Export Law Compliance.  None of the Company, the Company Subsidiaries, their respective directors, officers, management employees or, to the Knowledge of Seller, non-management employees has, directly or indirectly used funds in material violation of any Law, including, without limitation, the making of any unlawful payment, contribution, bribe or kickback to any Person affiliated with any political party or government.  To the Knowledge of Seller, the Company and the Company Subsidiaries have not violated in any material respect any Law concerning the export or re-export of any products or services or the prohibited boycott of any country.

7.16        No Misrepresentation.  None of the representations and warranties of Seller set forth in this Agreement or in any of the Seller Documents to be executed hereunder contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

8.           REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

8.1          Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

8.2          Authority Relative to Agreement; Effect of Agreement.  Purchaser has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith (collectively, the “Purchaser Documents”).  The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Documents, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of Purchaser.  The execution, performance and delivery by Purchaser of this Agreement and the Purchaser Documents constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

8.3          Absence of Conflict.  The execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Documents, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder (a) do not require the consent, waiver, approval, franchise or permit, license or authorization of, or any declaration or filing with, any Governmental Body or other Person; (b) do not violate any provision of Law applicable to Purchaser; (c) do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which Purchaser is a party or by which any of its assets or properties may be bound, the consequence of which violation, conflict, breach, termination or default referred to in clauses (b) and (c) would be reasonably expected to materially adversely affect the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereunder in accordance with the terms hereof; and (d) do not constitute or result in a breach or violation of or default under the organizational documents of Purchaser.

8.4          Litigation.  There is no legal, administrative, arbitral or other proceeding by or before any Governmental Body pending or, to the knowledge of Purchaser, threatened against Purchaser, nor to the knowledge of Purchaser is there any pending investigation by any Governmental Body, which would give any third party the right to enjoin or rescind the transactions contemplated hereunder or otherwise prevent Purchaser from complying with the terms and provisions of this Agreement.

8.5          No Brokers or Finders.  Purchaser has not, and its officers, directors or employees have not, employed any investment banker, broker or finder or incurred any liability for any investment banking, brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereunder.

9.           FURTHER AGREEMENTS OF THE PARTIES.

9.1          Tax Matters.

(a)           Seller shall, at its expense, timely prepare or cause to be prepared all Tax Returns of the Company and each Company Subsidiary relating to Income Taxes for all periods ending on or prior to the Closing Date with respect to which a Tax Return was not due on or before the Closing Date (“Pre-Closing Seller Returns”).  All such Pre-Closing Seller Returns shall be prepared and filed by Seller in a manner consistent with the past practice of the Company and the Company Subsidiaries unless otherwise required by applicable Law.  Seller shall submit each of the Pre-Closing Seller Returns to Purchaser for review prior to the due date for the filing of such Pre-Closing Seller Return (taking into account any extensions).  Purchaser shall have the right to review each Pre-Closing Seller Return prior to the filing of such Pre-Closing Seller Return; provided that if Seller shall fail to timely submit any Pre-Closing Seller Return to Purchaser in accordance with this Section 9.1(a), Purchaser shall have the right but not the obligation, to prepare and file such Pre-Closing Seller Return.  At least ten (10) days prior to the due date for filing a Pre-Closing Seller Return (taking into account valid extensions imposed on the Company), Seller shall pay or cause to be paid to Purchaser all Income Taxes reflected on each Pre-Closing Seller Return and, if Purchaser prepared any Pre-Closing Seller Return pursuant to this Section 9.1(a), shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in preparing any such Pre-Closing Seller Return.

(b)           Purchaser shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and each Company Subsidiary (x) with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) relating to Income Taxes and Non-Income Taxes (the “Straddle Period Returns”) and (y) with respect to Non-Income Taxes for all periods ending on or prior to the Closing Date with respect to which a Tax Return was not due on or before the Closing Date (“Pre-Closing Purchaser Returns” and, together with Straddle Period Returns, “Purchaser Returns”).  All such Purchaser Returns shall be prepared and filed in a manner consistent with the past practice of the Company and the Company Subsidiaries to the extent in compliance with applicable Law.  Seller shall be obligated to pay to Purchaser:

(i)       at least ten (10) days prior to the date on which any Taxes are due with respect to any Straddle Period (taking into account valid extensions) an amount equal to:

(A)           the portion of the Income Taxes for such Straddle Period (as finally determined under this Section 9.1(b)) that are allocable to the portion of such Straddle Period ending on the Closing Date pursuant to Section 9.1(c); and

(B)           the portion of the Non-Income Taxes for such Straddle Period (as finally determined under this Section 9.1(b)) that are allocable to the portion of such Straddle Period ending on the Closing Date pursuant to Section 9.1(c) (but with respect to non-Income Taxes for any Tax period or portion of a Tax period (1) that ended on or prior to June 30, 2011, only to the extent such non-Income Taxes were not accrued as such on the Interim Balance Sheet, and (2) that began after June 30, 2011, only to the extent such non-Income Taxes have not been accrued as such on the Seller’s Closing Date Balance Sheet); and

(ii)       at least ten (10) days prior to the date in which Non-Income Taxes are due for the Pre-Closing Purchaser Returns (taking into account valid extensions) an amount equal to the Non-Income Taxes due for such Pre-Closing Purchaser Return (but with respect to non-Income Taxes for any Tax period or portion of a Tax period (A) that ended on or prior to June 30, 2011, only to the extent such non-Income Taxes were not accrued as such on the Interim Balance Sheet, and (B) that began after June 30, 2011, only to the extent such non-Income Taxes have not been accrued as such on the Seller’s Closing Date Balance Sheet).

Purchaser shall deliver, at least thirty (30) days prior to the due date for the filing of each Purchaser Return (taking into account valid extensions), to Seller a statement setting forth the amount of Income Tax and Non-Income Tax for which Seller are responsible pursuant to this Section 9.1(b) with respect to such Tax Return and copies of such Tax Return.

(c)           If the Company is permitted under any applicable foreign, Federal, state or local income tax law to treat the Closing Date as the last day of a taxable period, Seller and Purchaser shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period.  Purchaser and Seller agree to allocate taxable income for the period between January 1, 2011 and the Closing Date based upon a closing of the books method.  For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the end of the Closing Date based upon the closing of the books method; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the end of the Closing Date, and the denominator of which is the number of calendar days in the entire period.

(d)           Seller and Purchaser shall, at their own expense and upon written request of the other, (i) provide the other, and Purchaser shall cause the Company and the Company Subsidiaries to provide Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) retain and provide the other, and Purchaser shall cause the Company and the Company Subsidiaries to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company or the Company Subsidiaries for any period.  The Company or the relevant Company Subsidiary shall pay all costs and expenses in complying with the foregoing provisions.

(e)           Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes for which any of Purchaser or the Company may be entitled to receive indemnity under this Agreement or the resolution of which could result in Seller incurring a Tax liability (each, a “Tax Claim”).  Purchaser, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim; provided that Seller shall be entitled to participate at their sole expense in such administrative or judicial proceedings and provided with copies of all correspondence related thereto.  To the extent any settlement of any such proceeding, which Seller by written notice advises Purchaser, could increase the liability of Seller for Taxes pursuant to this Agreement, Purchaser may not settle any such proceeding without the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)           All tax allocation and tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Company, on one hand, and Seller or any of its Affiliates, on the other hand, and all obligations and rights thereunder, shall terminate as of the Closing Date, will have no further effect for any taxable year (whether the current year, a future year or a past year), and the Company shall cease to have any liability to make or rights to receive any payment thereunder for any amounts due in respect of periods ending prior to or on or after the Closing Date.

(g)           All Transfer Taxes, real property transfer or gains Taxes, documentary, sales, use, registration, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, real property transfer or gains Taxes, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable Law, Purchaser shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.

9.2          Expenses.  Except as otherwise specifically herein provided, Purchaser and Seller shall bear their own respective expenses (including, without limitation, fees and disbursements of their respective counsel, accountants, advisors and consultants) incurred in connection with all obligations required to be performed by each of them under this Agreement.  Seller shall bear all expenses of the Company and the Company Subsidiaries (including, without limitation, fees and disbursements of their respective counsel, accountants, advisors and consultants) incurred in connection with the transactions contemplated hereunder prior to the Closing.

9.3          Access and Cooperation Following the Closing.

(a)           After the Closing, Purchaser shall, and shall cause the Company to, give Seller, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to the Company’s books and records (and permit Seller and its authorized representatives to make copies thereof) to the extent relating to (i) any Taxes relating to a Pre-Closing Tax Period, (ii) Seller’s obligations under this Agreement, or (iii) the defense of any pending or threatened litigation, investigation or proceedings, whether in connection with this Agreement or the transactions contemplated hereunder or with operation of the Company’s business prior to the Closing Date.

(b)           Notwithstanding the obligations set forth in this Section 9.3 to the contrary, the Company and Purchaser may withhold from Seller any documents or information that is subject to the terms of a confidentiality agreement with a third party.  The withholding party shall notify the requesting party that the requested document or information is being withheld pursuant to this Section 9.3(b).  Upon the request and at the expense of the requesting party, the withholding party will assist the requesting party to obtain the consent of a third party to the release of such document or information to the requesting party.

9.4          Public Announcements.  Neither the Purchaser (without the prior approval of Seller) or Seller (without the approval of Purchaser), nor any of their respective Affiliates (without the approval of Purchaser and Seller), shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereunder, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national or regional securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

10.          INDEMNIFICATION AND RELATED MATTERS.

10.1        Indemnification.

(a)           From and after the Closing, Seller agrees to indemnify and hold harmless Purchaser, the Company, the Company Subsidiaries, and each of their respective officers, directors, employees, successors and assigns and agents (collectively, the “Purchaser Indemnitees”) from and against any and all liabilities, damages, expenses, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (collectively, “Damages”) resulting from (i) any breach of any representation or warranty on the part of Seller in Article 6 or Article 7 hereof or in any Seller Document, or (ii) any breach of or default by Seller of any covenant to be performed by Seller hereunder or under any Seller Document.

(b)           From and after the Closing, Purchaser agrees to indemnify and hold Seller harmless from and against any and all Damages resulting from (i) any breach of any representation or warranty on the part of Purchaser in Article 8 hereof or in any Purchaser Document; or (ii) any breach of or default by Purchaser of any covenant to be performed by Purchaser hereunder or under any Purchaser Document.

10.2        Survival of Representations, Warranties and Covenants.  The representations and warranties and covenants of Seller and Purchaser contained in this Agreement shall survive the Closing for a period of twenty-four (24) months (the “Survival Period”), provided, however, that the Survival Period shall not be applicable to the representations, warranties and covenants of Seller set forth in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority Relative to Contemplated Transactions; Effect of Agreement), Section 6.3 (Absence of Conflict), Section 6.4 (Consents), Section 6.5 (Title to Shares), Section 7.1 (Organization and Good Standing), Section 7.2 (Subsidiaries), Section 7.3 (Capitalization), Section 7.7 (Tax Matters), Section 7.12 (Compliance with Laws), Section 7.13 (Title to Assets), Section 7.14 (No Brokers or Finders), Section 7.15 (Certain Payments; Export Law Compliance), Section 7.16 (No Misrepresentation) and Section 9.1 (Tax Matters) (collectively, the “Fundamental Provisions”).

10.3        Procedure with Respect to Indemnification Claims.  For purposes of this Agreement, a Claim Notice relating to a particular claim for indemnification under this Article 10 shall be deemed to have been given if the party seeking indemnification (the “Indemnified Party”), acting in good faith, delivers to the party from whom indemnification is sought (the “Indemnifying Party”), a written notice stating that such Indemnified Party believes that there is a claim for indemnification under this Article 10 and containing (i) the basis on which indemnification is being asserted, (ii) the nature of the misrepresentation, breach of warranty, breach of covenant, breach of agreement or other claim to which each such item is related, and (iii) if reasonably estimable, a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of such possible claim (the “Claimed Amount”).  Failure or delay in providing any Claim Notice to any Indemnifying Party will not relieve such Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure or delay causes actual harm or material prejudice to the Indemnifying Party with respect to such claim.

10.4        Limits on Indemnification.  No Indemnified Party shall be entitled to indemnification pursuant to this Article 10 unless and until the aggregate amount of Damages with respect to which the Purchaser Indemnitees or Seller, as the case may be, is entitled to indemnification exceeds Twenty-Five Thousand and 00/100 ($25,000.00) Dollars (the “Indemnity Basket”), and then the entire amount of such Damages shall be due.  Notwithstanding the foregoing, the Indemnity Basket shall not apply to any Damages arising from or relating to a breach of any of the Fundamental Provisions.

10.5        Procedures with Respect to Third-Party Claims.

(a)           Except with regards to a Tax Claim, the procedures in respect of which shall be governed by Section 9.1(e) instead of this Section 10.4, as promptly as reasonably practicable after the commencement of any Proceeding by a third party against any of the Purchaser Indemnitees or Seller which could give rise to a claim for indemnification under Section 10.1, the Indemnified Party shall give a Claim Notice to the Indemnifying Party pursuant to Section 10.3.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding.

(b)           The Indemnifying Party shall then be entitled to participate in such Proceeding and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under Section 10.1 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof.  If an Indemnifying Party assumes the defense of such a Proceeding, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person by, and no effect on any other claims that may be made against, the Indemnified Party and (B) the sole relief provided is monetary damages that are paid by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld or delayed).

(c)           If the Indemnifying Party chooses to defend any Proceeding, all the parties hereto shall cooperate in the defense or prosecution of such Proceeding.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           If the Indemnified Party gives the Indemnifying Party written notice of the commencement of any Proceeding and the Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party’s notice is given, give written notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such Proceeding or any compromise or settlement thereof effected by the Indemnified Party.

(e)           Notwithstanding the foregoing provisions of this Section 10.4, if an Indemnified Party provides the Indemnifying Party with evidence that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to a judgment entered in any action so defended, or a compromise or settlement thereof entered into without its consent.

10.6        Calculation of Damages.  Except with regard to indemnification for claims actually paid to third parties, Damages payable by an Indemnifying Party under this Article 10 shall not include consequential, incidental, special or punitive damages or damages related to mental or emotional distress.

10.7        Exclusive Remedy.  The sole and exclusive remedy for any breach or alleged breach of any representation or warranty in this Agreement, any Seller Document or any Purchaser Document, or any covenant or agreement to be performed on, prior to or after the Closing Date, shall be indemnification in accordance with this Article 10, except in the case of fraud or a willful or intentional misrepresentation.

11.          MISCELLANEOUS.

11.1        Entire Agreement.  This Agreement and the other Seller Documents and Purchaser Documents, including all schedules and exhibits hereto and thereto, contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for, supersede any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

11.2        Further Assurances.  From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated hereunder.

11.3        Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein (without regard to the conflicts of laws principles).

(b)           WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 11.3(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c)           Consent to the Exclusive Jurisdiction of the Courts of New York.

(i)           Each of the parties hereto hereby consents to the exclusive jurisdiction of the State and Federal courts located in the County of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby.

(ii)           Each party hereto hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the State and Federal courts located in the County of New York and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof.

(iii)           Each of the parties hereto hereby expressly waives any and all objections such party may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts.  In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 11.5.

11.4        Headings.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

11.5        Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Seller: Creative Vistas, Inc. 2100 Forbes Street Unit 8-10 Whitby, Ontario, Canada LIN 9T3 Attn: Sayan Navaratnam
with a copy to: Torys LLP 1114 Avenue of the Americas New York, New York 10036 Attention: Andrew J. Beck, Esq. Telecopier No.: (212) 682-0200
If to the Company, prior to Closing: Cancable Holding Corp. 2100 Forbes Street Unit 8-10 Whitby, Ontario, Canada LIN 9T3 Attn: Sayan Navaratnam
with a copy to: Torys LLP 1114 Avenue of the Americas New York, New York 10036 Attention: Andrew J. Beck, Esq. Telecopier No.: (212) 682-0200
If to the Company, after Closing:

Cancable Holding Corp.
c/o Cancable and Dependable Hometech, LLC
c/o Laurus Capital Management, LLC
875 Third Avenue, 3rd Floor
New York, New York 10022
Attention:  Dhamendra Lachman
Telecopier No.: (212) 541-4410

with a copy to: Cole, Schotz, Meisel, Forman & Leonard, P.A. Court Plaza North 25 Main Street Hackensack, New Jersey 07601 Attention: Stuart Komrower, Esq. Telecopier No.: (201) 678-6331
If to Purchaser:

Cancable and Dependable Hometech, LLC
c/o Laurus Capital Management, LLC
875 Third Avenue, 3rd Floor
New York, New York 10022
Attention:  Dhamendra Lachman
Telecopier No.: (212) 541-4410

with a copy to: Cole, Schotz, Meisel, Forman & Leonard, P.A. Court Plaza North 25 Main Street Hackensack, New Jersey 07601 Attention: Stuart Komrower Telecopier No.: (201) 678-6331
Notices shall be deemed delivered and given upon the earlier to occur of (a) receipt by the party to whom such notice is directed, (b) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. New York Time and, if sent after 5:00 p.m. New York Time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, prepaid, or (d) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid, prepaid.  Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

11.6         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void; provided, however, that Purchaser may assign all or part of its rights or obligations hereunder to one or more of its wholly-owned subsidiaries (provided that no such assignment shall relieve Purchaser of its obligations hereunder) and to any subsequent holder of the Shares.

11.7         Counterparts; Signatures by Telecopy or PDF.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by telecopy or PDF file shall constitute originals.

[Remainder of Page Intentionally Left Blank]

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PURCHASER:		SELLER:

CANCABLE AND DEPENDABLE		CREATIVE VISTAS, INC.
HOMETECH, LLC

By:	/s/ Isaac Szpilzinger	By:	/s/ Dominic Burns
Name: Isaac Szpilzinger		Name: Dominic Burns
Title: Manager		Title: President

COMPANY:

CANCABLE HOLDING CORP.

		By:	/s/ Dominic Burns
Name: Dominic Burns
Title: President

[Signature Page to Stock Purchase Agreement]

APPENDIX 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

“2141306 Organizational Documents” has the meaning set forth in Section 2.2(p).

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a comparable provision of foreign, state or local law.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 7.4.

“Benefit Plans” has the meaning set forth in Section 7.9(a).

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in New York, New York are authorized or required to be closed.

“Canadian Subsidiaries” means Cancable Canada, 2141306 Ontario Inc., Cancable XL Inc., and XL Digital Services Inc., each of which are an Ontario corporation.

“Cancable Canada” has the meaning set forth in Section 2.2(f).

“Cancable (Can) Organizational Documents” has the meaning set forth in Section 2.2(n).

“Cancable US” has the meaning set forth in Section 2.2(o).

“Cancable (US) Organizational Documents” has the meaning set forth in Section 2.2(o).

“Cancable XL Organizational Documents” has the meaning set forth in Section 2.2(q).

“Claim Notice” means a written notice delivered in accordance with Section 10.3 hereof.

App I-1

“Claimed Amount” has the meaning set forth in Section 10.3.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP as of August 31, 2011 and delivered to Purchaser on the Closing Date.

“COBRA” has the meaning set forth in Section 7.9(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Debt Assumption” has the meaning set forth in Section 3.2.

“Company Indebtedness” means all indebtedness of the Company and of the Company Subsidiaries for borrowed money (excluding trade payables constituting current liabilities), together with all accrued interest thereon and applicable fees, prepayment premiums and penalties, if any, all of which Company Indebtedness is described in Schedule 7.5(a) hereto.

“Company Organizational Documents” has the meaning set forth in Section 2.2(m).

“Company Receivable Assumption” has the meaning set forth in Section 3.3.

“Company Subsidiaries” means any current or former subsidiary of the Company including the Canadian Subsidiaries and Cancable US, a Nevada corporation.

“Company Subsidiaries Organizational Documents” has the meaning set forth in Section 2.2(r).

“Damages” has the meaning set forth in Section 10.1(a).

“Debt Assumption Agreement” has the meaning set forth in Section 3.2.

“Dollars” or “$” shall mean United States dollars, unless otherwise indicated.

“Encumbrance” means any security interest, mortgage, lien, adverse claim, deed of trust, pledge, option, right of first refusal, easement, servitude, declaration, restrictive covenant, encroachment, encumbrance or restriction, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of attributes of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued and in effect thereunder.

“Fairness Opinion” has the meaning provided in Section 4.11.

App I-2

“Financial Statements” means, collectively, the Audited Financial Statements and the Interim Financial Statements.

“Fundamental Provisions” has the meaning set forth in Section 10.2.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any domestic or foreign national, multi-national (for example, European Union), state, multi-state, province, municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Indemnity Basket” has the meaning set forth in Section 10.4.

“Intellectual Property” has the meaning set forth in Section 7.11.

“Interim Balance Sheet” has the meaning set forth in Section 8.4.

“Interim Financial Statements” has the meaning set forth in Section 7.4.

“ITA” means the Income Tax Act (Canada) and its provincial counterparts, as amended.

“Knowledge”, whether or not capitalized, when used in this Agreement in the phrases, “Knowledge of Seller,” or similar phrases, means the knowledge of Seller and is deemed to include the knowledge of the officers, directors and senior management of Seller.

“Laws” has the meaning set forth in Section 7.12.

“Local Counsel Opinion” has the meaning set forth in Section 4.6.

“Material Adverse Change” means any change, event, effect or condition that individually or together with any other change, event, effect or condition, is, or is reasonably likely to be, materially adverse to the business operations as currently conducted, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or on the ability of Seller to timely consummate the transactions contemplated hereunder; provided that the term “Material Adverse Change” shall not include any change arising from (x) changes in the United States or foreign economies in general that do not disproportionately affect the Company or the Company Subsidiaries, (y) any adverse change in or effect on the business of the Company or the Company Subsidiaries that is cured in all material respects before the Closing Date, or (z) changes resulting from the announcement of the transactions contemplated by this Agreement.

App I-3

“Non-Income Taxes” means all Taxes other than Income Taxes.

“Permitted Encumbrances” means (a) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which appropriate reserves in accordance with GAAP (calculated in a manner consistent with past practices to the extent in accordance with GAAP) are maintained and are reflected on the Financial Statements; and (b) mechanics’, carriers’, workers’, repairmen’s and other liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Pre-Closing Purchaser Returns” has the meaning set forth in Section 9.1(b).

“Pre-Closing Seller Returns” has the meaning set forth in Section 9.1(a).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means an action, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at law or in equity.

“Purchase” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the recitals.

“Purchaser Documents” has the meaning set forth in Section 8.2.

“Purchaser Indemnitees” has the meaning set forth in Section 10.1(a).

“Purchaser Returns” has the meaning set forth in Section 9.1(b).

“Qualified Benefit Plan” has the meaning set forth in Section 7.9(d).

“Receivable Assumption Agreement” has the meaning set forth in Section 3.3.

“Seller” has the meaning set forth in the recitals.

“Seller Documents” has the meaning set forth in Section 6.2.

“Seller Organizational Documents” has the meaning set forth in Section 2.2(l).

App I-4

“Seller Release” has the meaning set forth in Section 4.10.

“Straddle Period” has the meaning set forth in Section 9.1(b).

“Straddle Period Returns” has the meaning set forth in Section 9.1(b).

“Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“Survival Period” has the meaning set forth in Section 10.2.

“Tax Claim” has the meaning set forth in Section 9.1(e).

“Tax Returns” means returns, reports, declarations and forms required to be filed with any Taxing Authority, including any schedules thereto and any amendments thereof.

“Taxes” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, Canada Pension Plan contribution, employment insurance premiums or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing; the foregoing shall include any transferee, successor or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Returns relating thereto.

“Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Torys Legal Opinion” has the meaning set forth in Section 4.6.

“Transfer Tax” means any stamp or other sales, transfer, use, recordation, documentary, stamp, value added, excise or similar transaction Tax of any nature whatsoever, applicable to or arising as a result of the consummation of the transactions contemplated hereunder.

“Valens Group” has the meaning assigned to it in Section 3.2.

“XL Digital Services Organizational Documents” has the meaning set forth in Section 2.2(r).

References to the masculine in this Agreement include the feminine and neuter (e.g. “his” shall include “hers” and “its”) and references to the neuter include the feminine and masculine.

App I-5